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                                                                       Exhibit 5

                             BAKER & BOTTS, L.L.P.
                              599 Lexington Avenue
                            New York, New York 10022





                                                              November 13, 1997


Board of Directors
Tele-Communications, Inc.
Terrace Tower II
5619 DTC Parkway
Englewood, Colorado 80111-3000

Dear Sirs:

       We are counsel for Tele-Communications, Inc., a Delaware corporation (the "Company"), and this opinion is being delivered in connection with the filing of the Company's Registration Statement on Form S-8 (the "Registration Statement"), with respect to the registration under the Securities Act of 1933, as amended (the "Act"), of 8,000,000 shares of the Company's Tele-Communications, Inc. Series A TCI Ventures Group Common Stock, par value $1.00 per share (the "Shares"), that are issuable as awards or upon the exercise of awards granted or to be granted under the following plans: the Amended and Restated Tele-Communications, Inc. 1994 Stock Incentive Plan, the Amended and Restated Tele-Communications, Inc. 1995 Employee Stock Incentive Plan and the Amended and Restated Tele-Communications, Inc. 1996 Incentive Plan (collectively, the "Plans").

         In furnishing our opinion, we have examined, among other things, the originals, certified copies or copies otherwise identified to our satisfaction as being copies of originals, of the Restated Certificate of Incorporation and By-Laws of the Company, each as amended; minutes of the proceedings of the Company's Board of Directors, including committees thereof, relating to the adoption of each of the Plans and the reservation of shares for issuance thereunder; and such other documents, records, certificates of public officials and questions of law as we deemed necessary or appropriate for the purpose of this opinion. In rendering this opinion, we have relied, to the extent we deemed such reliance appropriate, on certificates of officers of the Company as to factual matters. We have assumed the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or reproduction copies. We have further assumed that there will be no changes in applicable law between the date of this opinion and the date the Shares are issued or sold pursuant to the applicable Plan and this Registration Statement.

         Based upon the foregoing, it is our opinion that each of the Shares that may be issued as awards, or issued and sold upon the exercise of awards, granted or to be granted under each of the Plans has been duly authorized and, when issued and sold in accordance with the terms of the applicable Plan (and any applicable agreement pertaining to awards granted or to be granted under such Plan), will be validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm contained therein under the heading "Item 5. Interest of Named Experts and Counsel" in Part II of the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.





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         As you are aware, Jerome H. Kern, special counsel to Baker & Botts,
L.L.P., is a director of the Company, and Mr. Kern and certain partners of Baker & Botts, L.L.P. hold shares, restricted shares and/or options to purchase shares of common stock of the Company.


                                        Very truly yours,

                                        /s/ Baker & Botts, L.L.P.
                                        ---------------------------
                                        BAKER & BOTTS, L.L.P.